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                                 January 2, 1997



Independent Bankshares, Inc.
547 Chestnut Street
Abilene, Texas  79602

     Re:  Offering of Shares of Common Stock of Independent Bankshares, Inc.

Gentlemen and Ladies:

     On November 19, 1996, Independent Bankshares, Inc., a Texas corporation (the "Company"), filed with the Securities and Exchange Commission a Registration Statement (Registration Statement No. 333-16419) on Form S-1 under the Securities Act of 1933, as amended (the "Act"). Such Registration Statement, as amended by Amendment No. 1 on Form S-1 filed on January 2, 1997, and Amendment No. 2 on Form S-1 to be filed later in January 1997, relates to the offering (the "Offering") of up to 316,250 shares of the common stock, $.25 par value per share (the "Common Stock"). The Registration Statement filed on November 9, 1996, as amended by Amendment No. 1 and Amendment No. 2, is hereinafter referred to as the "Registration Statement." This firm has acted as counsel to you in connection with the preparation and filing of the Registration Statement, and you have requested our opinion with respect to certain legal aspects of the Offering.

     In rendering our opinion, we have examined and relied upon the original or copies, certified to our satisfaction, of (i) the Articles of Incorporation, as amended, and the Bylaws, as amended, of the Company; (ii) copies of resolutions of the Board of Directors of the Company authorizing the Offering, the issuance of the Common Stock to be sold by the Company pursuant thereto, and related matters; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary. In our examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or reproduction copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

     Based upon the foregoing examination, we are of the opinion that the shares of Common Stock to be issued by the Company in the Offering have been duly authorized for issuance and


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Independent Bankshares, Inc.
January 2, 1997
Page 2


such shares, when issued by the Company against payment therefor, will be validly issued, fully paid and nonassessable.

     This opinion is limited in all respects to the laws of the State of Texas as in effect on the date hereof.

     We bring to your attention the fact that our legal opinions are an expression of professional judgment and not a guaranty of result. This opinion is given as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws or judicial decisions that may hereafter occur.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,


                              ARTER & HADDEN